Exhibit 99.1

Trunkbow Announces Third Quarter 2012 Financial Results

BEIJING, November 14, 2012 -- Trunkbow International Holdings Limited (NASDAQ: TBOW) ("Trunkbow" or the "Company"), a leading provider of Mobile Payment Solutions ("MPS") and Mobile Value Added Services ("MVAS") in the PRC, today announced financial results for its third quarter ended September 30, 2012.

Third Quarter and Recent Financial and Business Highlights

•	Gross revenue was $9.0 million, compared with $5.8 million in the third quarter of 2011.
•	MPS gross revenue for the quarter was $0.6 million, compared with $2.1 million in the third quarter of 2011.
•	MVAS gross revenue increased to $8.5 million, compared with $3.7 million a year ago.
•	Gross profit for the quarter was $7.0 million, compared with $4.3 million in the third quarter of 2011; quarterly gross margin improved to 78.6%, compared with 77.2% in the third quarter of 2011.
•	Net income totaled $3.2 million, or $0.09 per diluted share, compared with $0.8 million, or $0.02 per diluted share in the third quarter of 2011.
•	As of September 30, 2012, cash and cash equivalents totaled $0.3 million.
•	Collected approximately $4.1 million of outstanding accounts receivable as of November 12, 2012.
•	Reaffirmed full-year 2012 net income guidance of approximately $17 million.
•	Announced that the Company’s board of directors has received a preliminary non-binding "going-private" transaction proposal letter, dated November 2, 2012.
•	Signed an agreement to develop and implement a new electronic payment system for China Minsheng Banking Corp., Ltd. ("CMBC"), China's first national joint-stock commercial bank, serving non state-owned enterprises, small businesses and high-end consumers. New system will be designed to simplify mobile and Internet payments for 10 million CMBC credit cardholders.

"Our results for the third quarter of 2012 were driven largely by the strong performance in our MVAS business, partially offset by weakness in the MPS segment due to a reduction in system integration, software and maintenance sales. We continue to execute on our MPS strategy, transitioning from one-time platform centric sales to a recurring model based on revenue sharing and transaction processing,” said Mr. Qiang Li, Chief Executive Officer of Trunkbow. “We had over 5,000 MPS merchant partners at the end of September, and are working to further grow this number to expand our recurring revenue streams.

“In addition to merchant and subscriber acquisition in our MPS segment, we are also implementing our data center projects in Shanghai and Guangzhou. We have invested approximately US$12.2 million in these projects to-date. We are making substantial investments to advance our existing business and develop new services to strengthen the foundation for sustainable long-term growth and improved earnings performance.”

Third Quarter 2012 Results

Gross revenue in the third quarter of 2012 was $9.0 million, an increase of 57.0% year-over-year, compared with gross revenue of $5.8 million in the same period a year ago. The increase in gross revenue was primarily attributable to the significant increase of the software sales. Revenue from MVAS increased $4.8 million, or 131.3%, to $8.5 million for the third quarter of 2012, compared with $3.66 million in the same period of 2011. The increase in MVAS revenue was primarily attributed to growth in MVAS software sales. Revenue from the Company’s MPS offerings decreased 72.2% to $0.6 million for the third quarter of 2012, compared with $2.1 million in the same period of 2011. The decrease in MPS revenue was attributable to a reduction of MPS system integration and software sales.

Cost of revenue in the third quarter of 2012 was $1.9 million, compared with $1.3 million in the same period of 2011. The increase in cost of revenue was in line with the increase in revenue.

Gross profit in the third quarter of 2012 totaled $7.0 million, compared with $4.3 million in the third quarter of 2011. As a percentage of net revenue, gross margin was 78.6% in the third quarter of 2012, compared with 77.2% in the year-ago period. The year-over-year improvement in gross margin was attributable to the decrease of revenues from system integration, which involves significantly higher hardware costs.

Operating expenses in the third quarter of 2012 were $3.3 million, an increase of 2.1% year-over-year. The increase in operating expenses was primarily related to a bad debt provision of $0.5 million provided to accounts receivable over one year old, partially offset by lower advertisement and promotion expenses and a decrease in general and administrative expenses.

Operating income in the third quarter of 2012 was $3.7 million, compared with $1.1 million reported in the same period last year. The increase in operating profit for the quarter was in line with the increase in revenue.

Net income attributable to Trunkbow was $3.2 million in the third quarter of 2012, compared with $0.8 million in the third quarter of 2011. Earnings per basic and diluted share in the third quarter of 2012 were $0.09 each, based on basic and diluted shares outstanding of 36.81 million. This compares with $0.02 per basic and diluted share, respectively, based on basic and diluted shares outstanding of 36.6 million and 37.7 million, respectively, in the year-ago period.

Balance Sheet and Cash Flow

As of September 30, 2012, the Company had $0.3 million in cash and cash equivalents, compared with $6.1 million as of December 31, 2011. As of September 30, 2012, the Company had working capital of $46.3 million and total shareholders' equity of $90.2 million.  Accounts receivable on September 30, 2012 totaled approximately $45.2 million. As of November 12, 2012, the Company had collected approximately $4.1 million of these outstanding receivables.

Business Outlook

Trunkbow reaffirmed its 2012 financial guidance, which calls for approximately $17 million in net income.

Mr. Li concluded, "We are pleased with the ongoing shift from platform installations to recurring revenue from shared services and transaction processing. We continue to pursue the development of our hosted services offering, which we believe can become a long-term growth driver for our businesses. We are confident that we can continue the transformation of our businesses and achieve our strategic objectives.”

Conference Call

The Company will host a conference call to discuss financial results for the third quarter 2012 on November 14, 2012 at 8:00 p.m. EDT. To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: +1 (718) 354-1231. International callers should dial +65 6723-9381. The passcode required is 63838568.

If you are unable to participate in the call at this time, a replay will be available for 14 days starting on November 14, 2012. To access the replay, please dial +1 (646) 254-3697, international callers dial +61 (2) 8199-0299, and enter the passcode 63838568.

About Trunkbow

Trunkbow International Holdings (NASDAQ: TBOW) is a leading provider of Mobile Payment Solutions ("MPS") and Mobile Value Added Solutions ("MVAS") in PRC. Trunkbow's solutions enable the telecom operators to offer their subscribers access to unique mobile applications, innovative tools, value-added services that create a superior mobile experience, and as a result generate higher average revenue per user and reduce subscriber churn. Since its inception in 2001, Trunkbow has established a proven track record of innovation, and has developed a significant market presence in both the Mobile Value Added and Mobile Payment solutions markets. Trunkbow supplies its mobile payment solutions to all three Chinese mobile telecom operators, as well as re-sellers, in several provinces of China. For more information, please visit www.trunkbow.com.

Safe Harbor Statement

This press release contains forward-looking statements that reflect the Company's current expectations and views of future events that involve known and unknown risks, uncertainties and other factors that may cause its actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.  Such forward looking statements involve known and unknown risks and uncertainties, including but not limited to uncertainties relating to the Company's relationship with China's major telecom carriers and its resellers, competition from domestic and international companies, changes in technology, contributions from revenue sharing plans and general economic conditions. The Company has based these forward-looking statements largely on its current expectations and projections about future events and financial trends that it believes may affect its financial condition, results of operations, business strategy and financial needs.  You should understand that the Company's actual future results may be materially different from and worse than what the Company expects. Information regarding these risks, uncertainties and other factors is included in the Company's annual report on Form 10-K and other filings with the SEC.

Contact Information
In China:	In the U.S.
Trunkbow International Holdings Limited	The Piacente Group
Ms Alice Ye, Chief Financial Officer	Brandi Floberg/Lee Roth
Phone: +86 (10) 8571-2518 (Beijing)	Phone: + (1) 212-481-2050 (New York)
Email: ir@trunkbow.com	E-mail: trunkbow@tpg-ir.com

- FINANCIAL TABLES FOLLOW -

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2012	2011
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents*	$339,139	$6,139,589
Accounts receivable, net*	45,219,905	41,147,767
Advances to suppliers	6,825,876	9,783,454
Prepayment	1,627,935	316,258
Other current assets*	7,767,163	4,040,152
Due from directors*	48,859	758,033
Inventories*	6,345,902	5,569,624
Deferred tax asset	294,397	117,952
Total current assets	68,469,176	67,872,829
Property and equipment, net*	38,758,514	20,775,594
Land use right, net	5,845,219	5,905,583
Intangible assets, net	274,576	33,958
Long-term prepayment*	524,315	2,733,363
TOTAL ASSETS	$113,871,800	$97,321,327
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable*	$2,232,026	$2,238,179
Accrued expenses and other current liabilities*	2,613,266	2,216,128
Short-term loan	13,751,679	6,460,945
Due to directors*	9,772	11,959
Taxes payable*	3,521,343	4,209,907
Total current liabilities	22,128,086	15,137,118
Deferred revenue	1,501,620	0
Total liabilities	23,629,706	15,137,118
COMMITMENTS AND CONTINGENCIES
Stockholders’ equity
Preferred Stock: par value $0.001, authorized 10,000,000 shares, none issued and outstanding at September 30, 2012 and December 31, 2011, respectively	0	0
Common Stock: par value $0.001, authorized 190,000,000 shares, 36,807,075 shares issued and outstanding at September 30, 2012 and December 31, 2011, respectively	36,807	36,807
Additional paid-in capital	39,671,966	39,671,966
Appropriated retained earnings	4,504,667	4,504,667
Unappropriated retained earnings	42,687,053	34,989,429
Accumulated other comprehensive income	3,341,601	2,981,340
Total stockholders’ equity	90,242,094	82,184,209
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$113,871,800	$97,321,327

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOM

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$9,048,886	$5,765,327	$21,817,127	$19,984,170
Less: Business tax and surcharges	168,007	169,089	406,000	472,644
Net revenues	8,880,879	5,596,238	21,411,127	19,511,526
Cost of revenues	1,898,626	1,273,984	3,968,955	4,858,522
Gross profit	6,982,253	4,322,254	17,442,172	14,653,004
Operating expenses
Selling and distribution expenses	662,343	700,242	2,535,720	1,668,383
General and administrative expenses	2,087,644	2,109,943	5,898,692	4,617,500
Research and development expenses	517,891	390,834	1,576,808	1,026,913
	3,267,878	3,201,019	10,011,220	7,312,796
Income from operations	3,714,375	1,121,235	7,430,952	7,340,208
Other income (expenses)
Interest income	58,734	29,533	174,305	102,274
Interest expense	(297,059)	(334)	(733,193)	(51,230)
Refund of value-added tax	6,597	0	1,549,765	1,307,836
Government grants	178,478	0	300,427	4,740,134
Other income	37,160	40,009	92,710	79,837
Other expenses	0	(56,794)	(12,391)	(130,959)
	(16,090)	12,414	1,371,623	6,047,892
Income before income tax expense	3,698,285	1,133,649	8,802,575	13,388,100
Income tax expense	516,246	302,582	1,104,951	1,241,572
Net income	3,182,039	831,067	7,697,624	12,146,528
Foreign currency translation fluctuation	(163,043)	670,848	360,261	1,784,893
Comprehensive income	$3,018,996	$1,501,915	$8,057,885	$13,931,421
Weighted average number of common shares outstanding
Basic	36,807,075	36,649,466	36,807,075	36,080,866
Diluted	36,807,075	37,733,261	36,813,912	37,283,765
Earnings per share
Basic	$0.09	$0.02	$0.21	$0.34
Diluted	$0.09	$0.02	$0.21	$0.33

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
	2012	2011
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net income	$7,697,624	$12,146,528
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	739,581	220,807
Provision for doubtful debts	1,908,674	0
Deferred taxes	-175,335	0
Share-based compensation expenses	0	262,500
Changes in operating assets and liabilities:
Accounts receivable	-5,778,091	-9,923,613
Advance to suppliers	3,017,886	2,927,681
Prepayment	-1,311,965	0
Other current assets	-2,920,921	-1,029,348
Due from directors	713,968	-599,968
Inventories	-728,629	3,611,360
Long-term prepayment	2,225,864	-2,285,550
Accounts payable	-17,497	-277,580
Accrued expenses and other current liabilities	386,447	1,231,409
Amounts due to directors	-2,251	0
Taxes payable	-710,814	-539,393
Deferred revenue	1,503,640	0
Net cash flows provided by operating activities	6,548,181	5,744,833
Cash flows from investing activities
Acquisition of property and equipment and intangible assets	-18,819,394	-20,059,801
Collection (Payment on) loans to third parties	-791,390	2,870,023
Acquisition of land use right	0	-5,847,835
Acquisition of Delixunda Company (net of cash acquired)	0	-38,173
Net cash flows used in investing activities	-19,610,784	-23,075,786
Cash flows from financing activities
Proceeds from issuance of common stock (net of finance costs)	0	17,332,251
Proceeds from (repayment of ) bank loan	7,267,819	-1,846,949
Restricted deposit collected from bank	0	369,390
Proceeds from exercise of warrants	0	610,000
Net cash flows provided by financing activities	7,267,819	16,464,692
Effect of exchange rate fluctuation on cash and cash equivalents	-5,666	124,652
Net increase in cash and cash equivalents	-5,800,450	-741,609
Cash and cash equivalents – beginning of the year	6,139,589	10,259,750
Cash and cash equivalents – end of the period	$339,139	$9,518,141
Supplemental disclosure of cash flow information
Cash paid for interest	$733,193	$51,230
Cash paid for income taxes	$1,619,878	$304,623
Supplemental disclosure of noncash financing activities
Issuance of 30,000 common shares at $5.00 each for the legal fee	$0	$150,000